Exhibit 99.1

news release

Executive Offices	For Further Information Contact:
One Parkway North Blvd.
Suite 100
Deerfield, IL 60015-2559	P. Cody Phipps
President and Chief Executive Officer
or
Victoria J. Reich
Sr. Vice President and Chief Financial Officer
United Stationers Inc.
(847) 627-7000

UNITED STATIONERS ELECTS WARD

TO ITS BOARD OF DIRECTORS

DEERFIELD, Ill., July 15, 2011 – United Stationers Inc. (Nasdaq: USTR), a leading wholesale distributor of business products, announced today that Jonathan P. Ward has joined its board of directors and will serve on the Audit and Finance committees. His election to the board brings the total number of members to eleven, which includes ten independent directors.

Mr. Ward, 57, is an operating partner at Kohlberg & Company, LLC, a private equity firm, and has been with Kohlberg since 2009.

Before joining Kohlberg, Mr. Ward was chairman of the Chicago office of Lazard Ltd. and managing director, Lazard Freres & Co., LLC., with responsibility for Lazard’s Midwest advisory business and leading the firm’s business/consumer services practice.

Prior to Lazard, Mr. Ward was at The ServiceMaster Company for six years, where he began as president and chief executive officer in 2001 and then became chairman and chief executive officer in 2002. In addition, Mr. Ward was with R.R. Donnelley & Sons Company for 23 years, where he most recently was president and chief operating officer.

Mr. Ward earned a bachelor’s degree in chemical engineering from the University of New Hampshire and also completed the Harvard Business School Advanced Management Program. He currently serves as a board member of Sara Lee Corporation and KARS Holdings.

“We are extremely pleased to have a member as well qualified as Jon on our board,” said Frederick B. Hegi, Jr., chairman of United Stationers’ board of directors. “His past leadership as a CEO and extensive experience in finance, business development and strategic planning make him a valuable addition to our board.”

Company Overview

United Stationers Inc. is a leading wholesale distributor of business products, with 2010 net sales of approximately $4.8 billion. The company stocks approximately 100,000 items, including technology products, traditional office products, janitorial and breakroom supplies, office furniture, and industrial supplies. A network of 64 distribution centers allows it to deliver these products to over 25,000 reseller customers. This network, combined with United’s depth and breadth of inventory, enables the company to ship most products overnight to more than 90% of the U.S. and major cities in Mexico. For more information, visit www.unitedstationers.com.

United Stationers’ common stock trades on the NASDAQ Global Select Market under the symbol USTR.

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